Exhibit 99.1

Contact
Kevin J. Purcell
727-461-3000
For Immediate Release

Aerosonic Amends Loan Agreements and Borrows $600,000 under the Loan Agreements, as Amended

CLEARWATER, Fla. – February 23, 2010 - Aerosonic Corporation (NYSE Amex: AIM), a leading supplier of precision flight products for commercial, business and military aircraft, announced today that on February 19, 2010, the Company entered into first amendments (each a “First Amendment” and together, the “First Amendments”) to each of the three unsecured loan agreements (each, a “Loan Agreement” and together, the “Loan Agreements”) entered into by Aerosonic on May 14, 2009, with three Aerosonic stockholders, Bruce J. Stone, Redmond Family Investments, LLLP and Martin L. Schaffel (the “Investors”).  Pursuant to the First Amendments, each of the subordinated notes were extended for a period of one year and are now due and payable on April 10, 2011, Aerosonic is no longer obligated to issue shares of its common stock upon each cash draw down on or after February 19, 2010, the expiration dates for the warrants have been extended, the purchase price for warrants issued on or after February 19, 2010 has been increased and the ratio of common shares underlying warrants issuable pursuant to a cash draw down has been reduced.

On February 19, 2010, Aerosonic also borrowed an aggregate principal amount of $600,000 upon a cash draw down under the Loan Agreements, as amended.  Pursuant to the terms of the Loan Agreements, as amended, Aerosonic issued warrants to purchase in the aggregate 120,000 shares of Aerosonic’s common stock to the Investors.  Additional terms of the First Amendments to the Loan Agreements and the $600,000 draw down under the Loan Agreements, as amended, can be found in Aerosonic’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

Aerosonic Corporation, headquartered in Clearwater, Florida, is principally engaged in the manufacture of aviation products.  Locations of the Company include Clearwater, Florida and Charlottesville, Virginia.  For additional information, visit the Company’s website at www.aerosonic.com.

 This document contains statements that constitute "forward-looking" statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future actions by officers and directors of the Company, prospects of the Company's operations, profits from future operations, overall future business prospects and long term stockholder value, as well as the assumptions upon which such statements are based.

 Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments involving operations of the Company's business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.